Exhibit 5.1.1

September 27, 2016

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Re:	Great Plains Energy Incorporated
Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

I have served as General Counsel and Senior Vice President—Corporate Services to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-202692) (as amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) debt securities of the Company, which may be unsecured senior debt securities and/or unsecured subordinated debt securities; (ii) shares of the Company’s common stock, no par value (“Common Stock”); (iii) shares of the Company’s preference stock, no par value (“Preference Stock”); (iv) depositary shares of the Company representing fractional interests in shares of Preference Stock (“Depositary Shares”); (v) warrants to purchase Common Stock, in each case as may be designated by the Company at the time of an offering (“Warrants”); (vi) stock purchase contracts (“Stock Purchase Contracts”); and (vii) stock purchase units; in each case in amounts, at prices and on terms to be determined at the time of an offering.

In rendering the opinions expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Articles of Incorporation, as amended, and the Amended and Restated By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1. With respect to an offering of shares of Common Stock, such shares of Common Stock will be legally issued, fully paid and nonassessable when: (i) the Company’s Board of Directors or a duly authorized committee thereof (the “Company Board”) shall have duly adopted final resolutions in conformity with the Articles of Incorporation of the Company authorizing the issuance and sale of such shares of Common Stock; and (ii) certificates representing such shares of Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the consideration therefor provided for therein.

2. If shares of Common Stock are issuable upon conversion, exercise or exchange of the Preference Stock, Depositary Shares, Warrants or Stock Purchase Contracts, as applicable, the shares of Common Stock issuable upon conversion, exchange or exercise will be legally issued, fully paid and nonassessable, when certificates representing such shares of Common Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable Preference Stock, Depositary Shares, Warrant or Stock Purchase Contract, upon receipt of the consideration therefor provided for therein, assuming: (i) that the conversion, exercise or exchange of the Preference Stock, Depositary Shares, Warrant or Stock Purchase Contract, as applicable, is in accordance with its terms, for the consideration approved by the Company Board; and (ii) that a sufficient number of shares of Common Stock is authorized and reserved and available for issuance.

3. With respect to an offering of shares of Preference Stock, such shares of Preference Stock will be legally issued, fully paid and nonassessable when: (i) the Company Board shall have duly adopted final resolutions in conformity with the Articles of Incorporation of the Company authorizing the issuance and sale of such shares of Preference Stock; (ii) the Company Board shall have designated the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of such shares of Preference Stock; (iii) the certificate of designations, approved by appropriate action by the Company Board, relating to such shares of Preference Stock shall have been properly filed with the Secretary of State of the State of Missouri; and (iv) certificates representing such shares of Preference Stock shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the consideration therefor provided for therein.

4. With respect to an offering of Depositary Shares, such Depositary Shares will be legally issued and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified in a Deposit Agreement when: (i) Depositary Shares evidenced by depositary receipts are issued and delivered in accordance with the terms of the Deposit Agreement against the deposit of duly authorized, legally issued, fully paid and non-assessable shares of Preference Stock.

For the purposes of this opinion letter, I have assumed that, at the time of the issuance, sale and delivery of each issue of Common Stock, Preference Stock, or Depositary Shares, as applicable: (i) any such Common Stock, Preference Stock, or Depositary Shares, as applicable, being offered will be issued and sold as contemplated in the Registration Statement or the prospectus supplement relating thereto; (ii) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (iii) the Articles of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect. I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Heather A. Humphrey
Heather A. Humphrey General Counsel and Senior Vice President—Corporate Services